Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

May 28, 2026

VIA ELECTRONIC MAIL

Sidus Space, Inc.

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32953

Ladies and Gentlemen:

We have acted as counsel to Sidus Space, Inc., a Delaware corporation (the “Company”) in connection with the offering for sale of (i) 16,485,038 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,200,001 shares of Common Stock of the Company, pursuant to the Registration Statement (as defined below) and the Prospectus (as defined below). Unless defined herein, capitalized terms have the meanings given to them in that certain Placement Agency Agreement dated May 27, 2026 by and between the Company and ThinkEquity LLC as the representative of the several underwriters to be named therein relating to the issuance and sale by the Company of the Shares and the Pre-Funded Warrants (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement on Form S-3 (File No. 333-292839) filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2026 under the Securities Act of 1933, as amended (the “Securities Act”) (including any documents incorporated by reference therein, the “Registration Statement,” and the related prospectus included in such Registration Statement (including any documents incorporated by reference therein, the “Base Prospectus”));

●	the final prospectus supplement dated May 27, 2026, which includes the Base Prospectus, filed on May 28, 2026 pursuant to Rule 424(b) under the Securities Act, which is referred to as the “Prospectus”;

●	the Placement Agency Agreement;

●	the form of Pre-Funded Warrant;

●	the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof;

●	the Amended and Restated Bylaws of the Company, as amended and in effect on the date hereof;

●	the resolutions of the Board of Directors of the Company adopted on May 27, 2026 authorizing the execution and delivery of the Placement Agency Agreement, the issuance and sale of the Shares and Pre-Funded Warrants, the preparation and filing of the Prospectus, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and, when the Shares are delivered to and paid for in accordance with the terms of the Underwriting Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Pre-Funded Warrant Shares are delivered to and paid for in accordance with the terms of the Pre-Funded Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable. The Pre-Funded Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL.

We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Pre-Funded Warrants.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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